UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number: 1-10093


                        Ramco-Gershenson Properties Trust
             (Exact name of registrant as specified in its charter)


                           31500 Northwestern Highway
                        Farmington Hills, Michigan 48334
                                 (248) 350-9900
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


   9.5% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest
            (Title of each class of securities covered by this Form)


              Common Shares of Beneficial Interest, $0.01 par value
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    |X|            Rule 12h-3(b)(1)(i)               |X|
Rule 12g-4(a)(1)(ii)   |_|            Rule 12h-3(b)(1)(ii)              |_|
Rule 12g-4(a)(2)(i)    |_|            Rule 12h-3(b)(2)(i)               |_|
Rule 12g-4(a)(2)(ii)   |_|            Rule 12h-3(b)(2)(ii)              |_|
                                      Rule 15d-6                        |_|

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Ramco-Gershenson Properties Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 19, 2007                 /s/ Richard J. Smith
                                            ---------------------------
                                            Richard J. Smith
                                            Chief Financial Officer